Exhibit 10.3.3

COINBASE PRIME BROKER AGREEMENT

Contents

General Terms and Conditions

Exhibit A: Coinbase Custody Custodial Services Agreement

Appendix 1: Fee Schedule

Schedule 1: List of Client(s) for Custody

Schedule 2: Staking Terms

Schedule 3: Security Requirements

Schedule 4

General Terms and Conditions

1.	Introduction

This agreement, the Coinbase Custody Custodial Services Agreement attached hereto as Exhibit A (the “Custody Agreement”), and all other exhibits, addenda, appendices and supplements attached hereto or referenced herein, collectively, the “Coinbase Prime Broker Agreement”), is entered into by and between FD Funds Management LLC, solely in respect to its capacity as agent and/or investment manager (the “Investment Manager”) on behalf of each fund listed on Schedule 1 (each a “Client” and collectively the “Clients”), as may be amended from time to time, (“Client”), Coinbase Custody Trust Company, LLC (“Coinbase Custody” or “Coinbase”). This Coinbase Prime Broker Agreement shall constitute separate agreements, each between a single Client and Coinbase Custody, as if such Client had executed a separate Coinbase Prime Broker Agreement naming only itself as the Client, and no Client shall have any liability for the obligations of any other Client. This Coinbase Prime Broker Agreement sets forth the terms and conditions pursuant to which Coinbase Custody will open and maintain a master prime broker account (the “Prime Broker Account”) for Client. Coinbase Custody will also open and maintain a sub-account within the Prime Broker Account for each Client (the “Prime Broker Client Sub-Accounts”). Through the Prime Broker Account and the Prime Broker Client Sub-Accounts, Coinbase Custody will provide services relating to custody and staking, (if applicable), and other services (collectively, the “Prime Broker Services”) for certain digital assets (“Digital Assets”) as set forth herein. Client and Coinbase Custody (individually or collectively, as the context requires) may also be referred to as a “Party”. Capitalized terms not defined in these General Terms and Conditions (the “General Terms”) shall have the meanings assigned to them in the respective exhibit, addendum or supplement. In the event of a conflict between these General Terms and any exhibit, addendum or supplement hereto, then the document governing the specific relevant Prime Broker Service shall control in respect of such Prime Broker Service. The parties agree that Schedule 1 shall be in effect as of the effective date of this agreement, and such Schedule may be amended from time to time by written agreement between Investment Manager and Coinbase.

2.	Account Statements

Coinbase Custody acknowledges that Investment Manager will be responsible for multiple and separate underlying sub-accounts representing its clients as listed in Schedule 1 and that such assets of those separate accounts shall not be commingled. Client authorizes Coinbase Custody to combine information regarding all Prime Broker Services activities into a single statement, broken down by Client sub-accounts based on Schedule 1. Coinbase Custody will provide Client with (i) an electronic account statement every month, at a minimum, and (ii) instructions on accessing Client’s Prime Broker Account’s balances of cash and each Digital Asset, and each Prime Broker Client Sub-Account balances of cash and each Digital Asset, in real time. Each account statement will identify the amount of cash and each Digital Asset in Client’s Prime Broker Account and each Prime Broker Client Sub-Account at the end of the period and set forth all Prime Broker Account and each Prime Broker Client Sub-Account activity during that period.

Confidential Information

3.	Client Instructions

3.1

In a written notice to Coinbase, Investment Manager may designate persons and/or entities authorized to act on behalf of it and each Client with respect to the Prime Broker Account (the “Authorized Representative(s)”). Upon such designation, Coinbase Custody may reasonably rely on the validity of such appointment until such time as Coinbase Custody receives Instructions (as defined below) from Investment Manager revoking such appointment or designating a new Authorized Representative(s).

3.2

Coinbase Custody may act upon instructions, the manner of such instructions as agreed upon in writing between the parties, received from Investment Manager or Investment Manager’s Authorized Representative (“Instructions”). When taking action upon Instructions, the Coinbase Custody shall act in a reasonable manner, and in conformance with the following: (a) Instructions shall continue in full force and effect until executed, canceled or superseded; (b) if any Instructions are ambiguous, Coinbase Custody shall refuse to execute such Instructions until any such ambiguity has been resolved to the Coinbase Custody reasonable satisfaction after seeking clarity from the Investment Manager pursuant to this Section 3.2; (c) Coinbase Custody may refuse to execute Instructions if in Coinbase Custody reasonable opinion such Instructions are outside the scope of its obligations under this Coinbase Prime Broker Agreement or are contrary to any applicable laws, rules and regulations; and (d) Coinbase Custody may reasonably rely on any Instructions, notice or other communication reasonably believed by it in good faith to be genuine and given by Investment Manager or Investment Manager’s Authorized Representative. Investment Manager shall be responsible for, and Coinbase Custody shall have no liability with respect to, any Losses directly arising out of or relating to inaccurate Instructions; except to the extent caused by Coinbase Custody negligence, fraud or willful misconduct. Where any Instructions are deemed by Coinbase Custody to be ambiguous, Coinbase Custody shall seek to clarity from Investment Manager before acting.

3.3

Coinbase Custody will comply with the Investment Manager’s Instructions to stake, stack or vote the Client’s Digital Assets to the extent Coinbase Custody supports proof of stake validation, proof of transfer validation, or voting for such Digital Assets consistent with Schedule 2. Subject to Section 2.8 of the Custody Agreement, Coinbase shall provide Client with one hundred and eighty (180) days’ written notice before ceasing to support a Digital Asset, unless Coinbase is required to cease such support by court order, statute, law, rule (including a self-regulatory organization rule), regulation, code, or other similar requirement.

4.	Representations, Warranties, and Additional Covenants

Investment Manager represents, warrants, and covenants that:

4.1

It has the full power, authority, and capacity to enter into this Coinbase Prime Broker Agreement on behalf of each Client and to engage in transactions with respect to all Digital Assets relating to the Prime Broker Services;

4.2

It (i) is and shall remain in full compliance with all applicable laws, rules, and regulations in each jurisdiction in which Client operates or otherwise uses the Prime Broker Services, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including as applicable, anti-money laundering (“AML”) laws, USA PATRIOT Act and Bank

Confidential Information

Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other international jurisdictions, and sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including prohibitions on dealing with persons or entities on the Specially Designated Nationals and Blocked Persons List or any other restricted parties or jurisdictions; and (ii) it shall have a written agreement in place with its placement agent(s) that has implemented an AML compliance program in accordance with applicable law, including applicable FINRA rules, SEC rules, and the USA PATRIOT Act of 2001, and said program includes controls reasonably expected to detect and cause the reporting of suspicious transactions;

4.3

To the best of its knowledge, it is and shall remain in good standing with all relevant government agencies, departments, regulatory, and supervisory bodies in all relevant jurisdictions in which it does business, and it will immediately notify Coinbase Custody if Client ceases to be in good standing with any regulatory authority;

4.4

To the extent permitted by applicable law or regulation, and subject to confidentiality restrictions determined by Investment Manager in good faith and reasonable discretion, it shall provide information to Coinbase Custody as soon as reasonably practicable after receiving a specific and reasonable request for such information as Coinbase Custody may request from time to time regarding: (a) its policies, procedures, and activities which relate to the Prime Broker Services, and (b) its use of the Prime Broker Services, in each case to the extent reasonably necessary for Coinbase Custody to comply with any applicable laws, rules, and regulations (including money laundering statutes, regulations and conventions of the United States or other jurisdictions), or the guidance or direction of, or request from, any regulatory authority or financial institution;

4.5

Its use of the Prime Broker Services shall be for commercial, business purposes only, limited to activities disclosed in the due diligence information submitted to Coinbase Custody, and shall not include any personal, family or household purposes. For the avoidance of doubt, such activities include acting as adviser, investment manager or agent for its clients, including each Client. Investment Manager shall promptly notify Coinbase Custody in writing in the event it intends to use the Prime Broker Services in connection with any business activities not previously disclosed to Coinbase Custody. Coinbase Custody may, in its sole discretion, prohibit Investment Manager from using the Prime Broker Services in connection with any business activities not previously disclosed;

4.6

Its Authorized Representatives have the (a) full power, authority and capacity to access and use the Prime Broker Services and (b) appropriate sophistication, expertise, and knowledge necessary to understand the nature and risks, and make informed decisions, in respect of Digital Assets and the Prime Broker Services; and

4.7

It is not a resident in nor organized under the laws of any country with which transactions or dealings are prohibited by governmental sanctions imposed by the U.S., the United Nations, the European Union, the United Kingdom, or any other applicable jurisdiction (collectively, “Sanctions Regimes”), nor is it owned or controlled by a person, entity or government prohibited under an applicable Sanctions Regime.

Each Client represents, warrants, and covenants that:

4.8

To the best of its knowledge, it is and shall remain in good standing with all relevant government agencies, departments, regulatory, and supervisory bodies in all relevant jurisdictions in which it does business, and it will immediately notify Coinbase Custody if Client ceases to be in good standing with any regulatory authority;

Confidential Information

4.9

To the best of its knowledge, Client is and shall remain in full compliance with all applicable laws, rules, and regulations in each jurisdiction in which Client operates or otherwise uses the Prime Broker Services, including to the extent applicable, U.S. securities laws and regulations, as well as any applicable state and federal laws;

4.10

Client does not maintain any asset in an Account which is derived from any unlawful activity and it will not instruct or otherwise cause Coinbase Custody to hold any assets or engage in any transaction that would cause Coinbase Custody to violate applicable laws and regulations, including applicable AML and Sanctions Laws and Regulations;

4.11	This Coinbase Prime Broker Agreement is the legal, valid, and binding obligation of each Client, enforceable against it in accordance with its terms;

4.12

It is not a resident in nor organized under the laws of any country with which transactions or dealings are prohibited by governmental sanctions imposed by the U.S., the United Nations, the European Union, the United Kingdom, or any other applicable jurisdiction (collectively, “Sanctions Regimes”), nor is it owned or controlled by a person, entity or government prohibited under an applicable Sanctions Regime; and

4.13	ERISA.

Client represents and warrants that the assets used to consummate the transactions for the particular Client provided hereunder (hereinafter referred to as “Client Transactions” for purposes of this Section) do not, and shall not, constitute the assets of (i) an “employee benefit plan” that is subject to Part 4, Subtitle B, Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), that is subject to Section 4975 of the Code; or (iii) a person or entity the underlying assets of which are deemed to include plan assets as determined under Section 3(42) of ERISA and the regulations thereunder.

4.14	Coinbase Custody, represents, warrants, and covenants that:

4.15

It possesses and will maintain, all licenses, registrations, authorizations and approvals required by any applicable law government agency or regulatory authority for it to operate its business and provide the Prime Broker Services;

4.16

To the best of its knowledge, it is and shall remain in good standing with all relevant government agencies, departments, regulatory, and supervisory bodies in all relevant jurisdictions in which Coinbase Custody does business, and Coinbase Custody will immediately notify the Investment Manager if Coinbase Custody ceases to be in good standing with any regulatory authority;

4.17

To the best of its knowledge, it is and shall remain in full compliance with all applicable laws, rules, and regulations in each jurisdiction in which it operates, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including but not limited to ERISA, AML Laws, USA PATRIOT Act and Bank Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other international jurisdictions and all applicable anti-corruption laws and regulations, including the United States Foreign Corrupt Practices Act;

Confidential Information

4.18

It has implemented an AML compliance program in accordance with applicable law and, as part of such program, it performs both initial and ongoing due diligence on each of its customers, as well as ongoing transaction monitoring that is designed to identify and report suspicious activity conducted through customer accounts, as required by law. Such controls are applied to all customer accounts opened at Coinbase, including any Custody Account;

4.19

All fund movements into the Client’s Custody Account will be sanctions screened so that Coinbase Custody can take the appropriate actions as set forth in Section 4.20 to ensure that Supported Digital Asset transactions that may have directly originated from persons, entities or countries that are the target or subject of sanctions or any country embargoes, or knowingly associated with such persons, entities or countries, or otherwise in violation of any Sanctions Laws, in violation of any Sanctions Laws, prior to any onward transfer to the Client’s account(s) at Coinbase;

4.20

In the event sanctions screening results in a Digital Asset transaction being suspected or determined to be in violation of any Sanctions Laws, Coinbase Custody will (a) block or reject the deposit of such Digital Asset into the relevant Account, where required by applicable Sanctions Laws, and (b) agree to promptly inform the Client if any fund movement impact’s Client’s Custody Account;

4.21

It will provide Client with (i) a quarterly report on the sanctions screening results of any fund involving the Client’s account(s), after the end of the calendar quarter, and (ii) to the extent permitted by law, such information as it may reasonably request, to enable Client to fulfill its obligations under Sanctions Laws and AML Laws, including an annual attestation regarding Coinbase’s AML and Sanctions Law controls. Client is permitted to share this report with service providers of the Client and authorized participants;

4.22

To the extent permitted by applicable law and regulation, and subject to confidentiality restrictions determined by Coinbase Custody in good faith and reasonable discretion, it shall provide information to the Investment Manager as soon as reasonably practicable after receiving a specific and reasonable request for such information as the Investment Manager may request from time to time regarding its policies, procedures, and activities which relate to the Prime Broker Services, to the extent reasonably necessary for the Investment Manager and any Client to comply with any applicable laws, rules, and regulations (including money laundering statutes, regulations and conventions of the United States or other jurisdictions), or the guidance or direction of, or request from, any regulatory authority or financial institution;

4.23

Industry-standard due diligence is conducted on vendors with which it interacts on behalf of Client. The due diligence includes determination whether such third party has reasonably designed policies and procedures for compliance with the obligations under this Prime Broker Agreement as well as any applicable laws, rules and regulations in relevant jurisdictions in which the third party may operate, including U.S Securities laws and regulations, as well as any applicable state and federal laws including, but not limited to efforts to fight the funding of terrorism and money laundering, the USA PATRIOT Act, and Bank Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other international jurisdictions;

4.24

It has not knowingly engaged in transactions (a) with a customer whose identity was not verified in accordance with Coinbase’s AML/know-your-customer (“KYC”) and sanctions policy or (b) that otherwise violate such policies;

Confidential Information

4.25	It maintains adequate capital and reserves to the extent required by applicable law;

4.26

In connection with the Prime Broker Services, it will not directly knowingly engage in any activity, involving any person on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, or owned or controlled by such person, or in any country subject to comprehensive sanctions by OFAC. Coinbase will promptly notify the Investment Manager in writing if it learns that Coinbase Custody has engaged in any activity in material violation of the foregoing laws, rules or regulations;

4.27

It has adopted procedures reasonably designed to verify that none of the virtual currency wallet addresses used in connection with the Prime Broker Services are referenced on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time;

4.28	It has provided the answers to the Investment Manager’s due diligence questionnaire and all such answers are materially accurate;

4.29	It has the full power, authority, and capacity to enter into and be bound by this Coinbase Prime Broker Agreement; and

4.30	This Coinbase Prime Broker Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

5.	No Investment Advice or Brokerage

5.1

For avoidance of doubt, Client understands and agrees that Coinbase Custody provides Prime Brokerage Services solely to facilitate Client transactions and Coinbase Custody does not provide investment advice. Client further understands and agrees Coinbase Custody is not an SEC/FINRA registered broker-dealer or investment adviser to Client in any respect, and Coinbase Custody have no liability, obligation, or responsibility whatsoever for Client decisions relating to the Prime Broker Services. Client should consult its own legal, tax, investment and accounting professionals.

5.2

While Coinbase Custody may make certain general information available to Client, Coinbase Custody is not providing and will not provide Client with any investment, legal, tax or accounting advice regarding Client’s specific situation. Client is solely responsible, and shall not rely on Coinbase Custody, for determining whether any investment, investment strategy, or transaction involving Digital Assets is appropriate for Client. Coinbase Custody shall have no liability, obligation, or responsibility whatsoever regarding any Client decision to enter into any transaction with respect to any Digital Asset.

6.	Opt-In to Article 8 of the Uniform Commercial Code)

Client’s Digital Assets in the Custody Account (also known as the Vault Balance as described in Exhibit A) will be treated as “financial assets” under Article 8 of the New York Uniform Commercial Code (“Article 8”). Coinbase Custody is a “securities intermediary,” the Vault Balance is a “securities account,” and each Client is an “entitlement holder” under Article 8. This Agreement sets forth how Coinbase Custody will satisfy its Article 8 duties. Treating Client’s Digital Assets in the Vault Balance as financial assets under Article 8 does not determine the characterization or treatment of Digital Assets under any other law or rule. New York will be the securities intermediary’s jurisdiction with respect to Coinbase Custody, and New York law will govern all issues addressed in Article 2(1) of the Hague Securities Convention. Coinbase Custody will credit the applicable Client with any payments or distributions on any Client Digital Assets it

Confidential Information

holds for a Client’s Vault Balance. Coinbase Custody will comply with the Investment Manager’s Instructions with respect to Client’s Digital Assets in a Client’s Vault Balance, subject to the terms of the Custody Agreement and related Coinbase rules. As part of satisfying its Article 8 duties, Coinbase Custody will safekeep a Client’s Digital Assets and segregate all Client’s Digital Assets from both the (a) property of Coinbase Custody, and (b) assets of other clients of Coinbase Custody. Coinbase Custody will not directly or indirectly, lend, pledge, hypothecate or re-hypothecate any Digital Assets of a Client. Coinbase Custody acknowledges that Coinbase Custody does not have any right, interest, or title in Digital Assets of a Client.

7.	General Use, Security and Prohibited Use

7.1

Prime Broker Site and Content. During the term of this Coinbase Prime Broker Agreement, Coinbase Custody hereby grants the Investment Manager and each Client a limited, nonexclusive, non-transferable, non-sublicensable, revocable and royalty-free license, subject to the terms of this Coinbase Prime Broker Agreement, to access and use the Coinbase Prime Broker Site accessible at prime.coinbase.com (“Coinbase Prime Broker Site”) and related content, materials, and information (collectively, the “Content”) solely for the Investment Manager’s business use and other purposes as permitted by Coinbase Custody in writing from time to time. Any other use of the Coinbase Prime Broker Site or Content is hereby prohibited. All other right, title, and interest (including all copyright, trademark, patent, trade secrets, and all other intellectual property rights) in the Coinbase Prime Broker Site, Content, and Prime Broker Services is and will remain the exclusive property of Coinbase Custody and their licensors. The Investment Manager shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Prime Broker Services or Content, in whole or in part. “Coinbase,” “Coinbase Prime,” “prime.coinbase.com,” and all logos related to the Prime Broker Services or displayed on the Coinbase Prime Broker Site are either trademarks or registered marks of Coinbase Custody or their licensors. The Investment Manager may not copy, imitate or use them without Coinbase’s prior written consent. The license granted under this Section 7.1 will automatically terminate upon termination of this Coinbase Prime Broker Agreement, or the suspension or termination of Investment Manager’s access to the Coinbase Prime Broker Site or Prime Broker Services.

7.2

Unauthorized Users. The Investment Manager shall not knowingly permit any person or entity that is not the Investment Manager or an Authorized Representative (each, an “Unauthorized User”) to access, connect to, and/or use a Client’s Prime Broker Account. Except to the extent caused by Coinbase Custody’s negligence, fraud, or willful misconduct, Coinbase Custody shall have no liability, obligation, or responsibility whatsoever for, and the Investment Manager shall be fully responsible and liable for, any and all Losses arising out of or relating to the acts and omissions of any Unauthorized User in respect of the Prime Broker Services, Prime Broker Account, and/or the Prime Broker Site. Each of Investment Manager and Coinbase Custody shall notify the other immediately if either believes or becomes aware that an Unauthorized User has accessed, connected to, or used a Client’s Prime Broker Account. Upon the Investment Manager’s notice to Coinbase Custody of any unauthorized access or in the event of any Coinbase Custody becoming aware of any unauthorized access, Coinbase Custody shall block any access or connection to or use of any Client or Investment Manager account by such Unauthorized User as soon as practicable.

Confidential Information

7.3

Password Security; Contact Information. The Investment Manager is fully responsible for maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), API keys, YubiKeys, other security or confirmation information or hardware, and any other codes that the Investment Manager uses to access the Prime Broker Account and Prime Broker Services. Client agrees to keep Client’s email address and telephone number up to date in Client’s Prime Broker Account in order to receive any notices or alerts that Coinbase Custody may send to Client. Except to the extent caused by a Coinbase Custody negligence, fraud, or willful misconduct, Client shall be fully responsible for, and Coinbase Custody shall have no liability, obligation, or responsibility whatsoever for, any Losses that Client may sustain due to compromise of Prime Broker Account login credentials. In the event Client believes Client’s Prime Broker Account information has been compromised, Client must contact Coinbase Custody immediately.

7.4	Prohibited Use. The Investment Manager shall not knowingly engage in any of the following activities with its use of the Prime Broker Services:

7.4.1

Unlawful Activity. Activity that would violate, or assist in violation of, any law, statute, ordinance, or regulation, sanctions programs administered in the countries where Coinbase Custody conducts business, including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), or which would involve proceeds of any unlawful activity; publish, distribute or disseminate any unlawful material or information;

7.4.2

Abusive Activity. Actions that impose an unreasonable or disproportionately large load on Coinbase Custody’s infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material to Coinbase Custody systems that contains viruses, trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to Coinbase Custody systems, other Coinbase accounts, computer systems or networks connected to Coinbase Custody systems, Coinbase Site, through password mining or any other means; use Coinbase Account information of another party to access or use the Coinbase systems, except in the case of specific Clients and/or applications which are specifically authorized by a Client to access such Client’s Coinbase Account and information; or transfer Client’s account access or rights to Client’s account to a third party, unless by operation of law or with the express permission of Coinbase; and

7.4.3	Fraud. Activity which operates to defraud Coinbase or any other person or entity.

7.5

Computer Viruses. Coinbase Custody shall not have any liability, obligation, or responsibility whatsoever for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect the Investment Manager’s computer or other equipment, or any phishing, spoofing or other attack, unless such damage or interruption directly resulted from Coinbase Custody’s negligence, fraud, or willful misconduct. The Investment Manager agrees to access and use its Prime Broker Account through the Coinbase Prime Broker Site to review any deposits or withdrawals or required actions to confirm the authenticity of any communication or notice from Coinbase Custody.

7.6

Security Review. Coinbase will promptly complete the Investment Manager’s Vendor Technology Risk Review Questionnaire (“VTR Questionnaire”) at least once per year during the Term and upon the Investment Manager’s request in the event of a security incident or for regulatory purposes. Coinbase will cooperate with the Investment Manager to fully remediate all material findings the Investment Manager identifies as needing remediation as a result of the completion of the VTR Questionnaire.

Confidential Information

7.7

Certifications (SOC 1 & 2 Type II, ISO 27001, or industry-specific equivalency). Coinbase represents and warrants that it has obtained, and shall provide to Client upon request, SOC 1 Type II, SOC 2 Type II, and/or ISO 27001 certifications (and/or other cybersecurity or otherwise relevant third-party certification) that (i) includes in its scope the products or services that comprise the Services (including Coinbase’s hosting providers and access parties) and (ii) was obtained by an auditor using generally accepted best practices to assess Coinbase controls, including data security, confidentiality, and privacy. Each year during the term of the Agreement, Coinbase will provide documentation of the certification and any renewal.

7.8	Information Security and Data Privacy. In addition to the foregoing, Supplier shall comply, and cause its Personnel to comply, with the Security Requirements (Schedule 3).

8.	Taxes

8.1

Taxes. Client shall be fully responsible and liable for, and Coinbase Custody shall have no liability, obligation, or responsibility whatsoever for determining whether, and to what extent, any taxes apply to any deposits or withdrawals Client conducts through the Coinbase Prime Broker Site, and to withhold, collect, report and remit the correct amounts of taxes to the appropriate tax authorities. Client agrees that Coinbase Custody may disclose any information with respect to deposits or withdrawals required by any applicable taxing authority or other governmental entity.

8.2

Withholding. Client further agrees that Coinbase Custody may withhold or deduct taxes as may be required by applicable law, provided, however, that Client shall not be required to pay such additional amounts on account of taxes imposed (i) by any jurisdiction other than the jurisdiction of incorporation of Coinbase Custody by reason of the performance of any obligation under the Coinbase Prime Brokerage Agreement in such jurisdiction by Coinbase Custody or any other Coinbase affiliate or (ii) by any jurisdiction where such taxes arise from the connection of Coinbase Custody or any other Coinbase affiliate with such jurisdiction other than the performance of its obligations under the Coinbase Prime Brokerage Agreement. Notwithstanding the previous sentence, if taxes will be withheld or deducted as required by applicable law, Coinbase agrees to provide reasonable notice to Client in advance of the application of such withholding or deduction and will discuss in good faith how to resolve any disagreement that may arise. From time to time, Coinbase Custody shall ask Client for tax documentation or certification of Client’s taxpayer status as required by applicable law, and any failure by Client to comply with this request in the time frame identified may result in withholding or remission of taxes to a taxing authority as required by applicable law.

9.	Prime Broker Services Fees

9.1

Investment Manager agrees to pay, or cause to be paid, on behalf of each Client all undisputed commissions and fees in connection with the Prime Broker Services for such Client on a timely basis as set forth in the Fee Schedule, attached hereto as Appendix 1. Fees for custody services for any Client will be paid by the Investment Manager and not deducted from any account belonging to the Client.

9.2

Coinbase Custody acknowledges that it shall invoice fees in accordance with Section 9.1 based on each activity conducted in each of the Prime Broker Client Sub-Accounts. Coinbase Custody acknowledges that each Prime Broker Client Sub-Account represents a Client that is a separate and distinct legal entity and that is a client of Investment Manager, and that fees and commissions incurred in one Prime Broker Client Sub-Account shall not be deducted from any other Prime Broker Client Sub-Account.

Confidential Information

10.	Confidentiality

10.1

Client, the Investment Manager and Coinbase Custody each agree that with respect to any non-public, confidential or proprietary information of the other party including the existence and terms of this Coinbase Prime Broker Agreement and information relating to the other party’s business operations or business relationships (including Coinbase Custody’s fees), and any arbitration pursuant to Section 19 (collectively, “Confidential Information”), it (a) will not disclose such Confidential Information except to such party’s officers, directors, agents, employees and professional advisors who need to know the Confidential Information for the purpose of assisting in the performance of this Coinbase Prime Broker Agreement and who are informed of, and agree to be bound by obligations of confidentiality no less restrictive than those set forth herein and (b) will protect such Confidential Information from unauthorized use and disclosure. Each Party shall use any Confidential Information that it receives solely for purposes of (i) exercising its rights and performing its duties under the Coinbase Prime Broker Agreement and (ii) complying with any applicable laws, rules and regulations; provided that, Coinbase Custody may use Confidential Information for internal risk management; provided that with respect to internal risk management, except for evaluations of counterparty, or credit risk, the Confidential Information will be used on an anonymized and aggregated basis only. Confidential Information shall not include any (w) information that is or becomes generally publicly available through no fault of the recipient; (x) information that the recipient obtains from a third party (other than in connection with this Coinbase Prime Broker Agreement) that, to the recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure; (y) information that is independently developed or acquired by the recipient without the use of Confidential Information provided by the disclosing party; or (z) disclosure with the prior written consent of the disclosing Party.

10.2

Coinbase will not make any public statement, including any press or media release or social media post which mentions or refers to Investment Manager or Clients listed in Schedule 1, without the prior written consent of Client, even if such statement does not include Confidential Information.

10.3

Notwithstanding the foregoing, each of Client, the Investment Manager or Coinbase may disclose Confidential Information of the other party to the extent required by a court of competent jurisdiction or governmental authority or otherwise required by law; provided, however, the party making such required disclosure shall first notify the other party (to the extent legally permissible and practicable) in order to attempt to afford the other party a reasonable opportunity to seek confidential treatment if it wishes to do so and will consider in good faith reasonable and timely requests for redaction. For purposes of this Section 10, no affiliate of Coinbase shall be considered a third party of Coinbase Custody, and Coinbase Custody may freely share Client’s Confidential Information with such affiliates for the sole purpose of furthering the purpose of this Coinbase Prime Broker Agreement. All documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the receiving party shall be and remain the property of the disclosing party and shall be promptly returned to the disclosing party or destroyed, each upon the disclosing party’s request; provided, however, notwithstanding the foregoing, the receiving party may retain one (1) copy of Confidential Information if (a) required by law or regulation; or (b) retained pursuant to an established document retention policy.

Confidential Information

11.	Recording of Conversations

For compliance and monitoring purposes, the Investment Manager authorizes Coinbase Custody at its sole discretion to record conversations between Coinbase Custody and the Investment Manager or its Authorized Representatives relating to this Coinbase Prime Broker Agreement, the Prime Broker Account and the Prime Broker Services. Any such recordings shall be treated as Confidential Information.

12.	Security and Business Continuity

12.1

Coinbase shall maintain, for the Term of the Agreement, a comprehensive business continuity plan that provides for the restoration of technology and business operations in the event of an unplanned event (a “Business Continuity Plan” or “BCP”). Such BCP shall include risk analysis, business impact analysis, and disaster recovery strategies for different scenarios, including geographic/regional events, pandemics, natural disasters (e.g., tornado, hurricane, flooding, fire) and other unplanned events (data center outage, hardware failures, communication outage, power outage), applicable to, without limitation, Coinbase’s operations associated with its activities under this Agreement. If Coinbase does not have a BCP as of the Effective Date of the Agreement, Coinbase shall, no later than 30 calendar days following the Effective Date, create, implement, document, and maintain a BCP to provide a comprehensive and structured response capability designed to prevent disruptions of service. For the avoidance of doubt, if Coinbase maintains any disaster recovery plans or any other plans, policies or procedures relating to responding to or recovering from business interruptions (whether in lieu of or in addition to a plan that Coinbase refers to as its business continuity plan), for purposes of the Agreement, all such plans, policies and procedures shall be considered to be part of Coinbase’s BCP.

12.2

The BCP must provide for alternative means for Coinbase to be able to meet or exceed all applicable Service Levels during and following the occurrence of an unplanned event. The BCP must contain documented recovery plans that support contingency strategies to deliver the Products and Services in accordance with the Agreement in the event of an unplanned event that adversely affects Coinbase, including: (a) the destruction or unavailability of business operations in any of Coinbase’s locations; (b) the inability of Personnel to perform their job functions; (c) an inability to transmit or process data; (d) communication or systems failure; (e) adverse weather conditions; (f) a political event; or (g) any pandemic or epidemic.

12.3

Coinbase’s BCP must be reasonably designed to continue Coinbase’s business operations impacted by an unplanned event by utilizing alternative means, including at a minimum: (a) alternative locations for business operations; (b) redundant resources; (c) off-site back up of data files, program information, Documentation, and software; (d) network diversity; (e) alternative means of communication in the event of communications system failure; and (f) identification of alternative service providers.

12.4

Coinbase shall notify the Investment Manager when Coinbase invokes its BCP as soon as practicable. If Coinbase implements its BCP in connection with any health-related pandemic, epidemic, or outbreak, then Coinbase shall contact the Investment Manager to secure its permission prior to sending any Personnel onto the Investment Manager’s premises. Coinbase shall comply with all federal and state government-imposed requirements related to any such pandemic, epidemic or outbreak.

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12.5

Coinbase shall test its BCP at least annually, and provide the Investment Manager, at the Investment Manager’s request, with an attestation that Coinbase successfully completed a test of its BCP within the past twelve (12) months (such attestation shall include the scope, location(s), and date(s) of the test(s)). Upon request by the Investment Manager, Coinbase shall allow the Investment Manager to review and testing of the BCP, and to review the results of its BCP conducted within the then most recent three (3) years. Coinbase shall be responsible for all costs relating to the development, maintenance, testing, and implementation of its BCP any other costs related to complying with its obligations under this Section 12.

12.6

If requested by the Investment Manager, Coinbase shall cooperate with the Investment Manager in the development, implementation, execution by the Investment Manager of its own BCP for the Investment Manager’s activities related to the Products and Services provided by Coinbase under the Agreement. Coinbase shall continue to provide the Services to the Investment Manager and each Client in the event the Investment Manager activates its own BCP or moves to an interim site to conduct its business, including during tests of Client’s contingency operations plans. To receive more information about the Coinbase Custody’s business continuity plan, please send a written request to [redacted]

13.	Acknowledgement of Risks

Client hereby acknowledges, that: (i) Digital Assets are not legal tender, are not backed by any government, and are not subject to protections afforded by the Federal Deposit Insurance Corporation or Securities Investor Protection Corporation; (ii) Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and/or value of Digital Assets; (iii) transactions in Digital Assets are irreversible, and, accordingly, Digital Assets lost due to fraudulent or accidental transactions may not be recoverable; (iv) certain Digital Assets transactions will be deemed to be made when recorded on a public blockchain ledger, which is not necessarily the date or time that Client initiates the transaction or such transaction enters the pool; (v) the value of Digital Assets may be derived from the continued willingness of market participants to exchange any government issued currency (“Fiat Currency”) for Digital Assets, which may result in the permanent and total loss of value of a Digital Asset should the market for that Digital Asset disappear; (vi) the volatility of the value of Digital Assets relative to Fiat Currency may result in significant losses; (vii) Digital Assets may be susceptible to an increased risk of fraud or cyber-attack; (viii) the nature of Digital Assets means that any technological difficulties experienced by Coinbase Custody may prevent the access or use of Client Digital Assets; and (ix) any bond or trust account maintained by Coinbase Custody for the benefit of its customers may not be sufficient to cover all losses (including Losses) incurred by customers.

14.	Operation of Digital Asset Protocols

14.1

Coinbase Custody does not own or control the underlying software protocols which govern the operation of Digital Assets. Generally, the underlying software protocols and, if applicable, related smart contracts (referred to collectively as “Protocols” for purposes of this Section 14) are open source and anyone can use, copy, modify or distribute them. Except as otherwise stated and without limiting any other provision of this Coinbase Prime Broker Agreement, by using the Prime Broker Services, Client acknowledges and agrees that (i) Coinbase Custody makes no guarantee of the functionality, security, or availability of underlying Protocols; (ii) some underlying Protocols are subject to consensus-based proof of stake validation methods which may allow, by virtue of their governance systems, changes to the associated blockchain or digital ledger (“Governance Modifiable Blockchains”), and that any Client transactions validated on such Governance Modifiable Blockchains may be affected accordingly; and (iii) the underlying Protocols are subject to sudden changes in operating rules (a/k/a “forks”), and that such forks may materially affect the value, function, and/or even the name of the Digital Assets. In the event of a fork, Client agrees that Coinbase Custody may temporarily suspend Prime Broker

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Services (with or without notice to Client) and that Coinbase Custody may, in their sole discretion, determine whether or not to support (or cease supporting) either branch of the forked protocol entirely. Except as otherwise agreed herein and without limiting any other provision of this Coinbase Prime Broker Agreement, Client agrees that Coinbase Custody shall have no liability, obligation or responsibility whatsoever arising out of or relating to the operation of Protocols, transactions affected by Governance Modifiable Blockchains, or an unsupported branch of a forked protocol and, accordingly, Client acknowledges and assumes the risk of the same. Notwithstanding the foregoing, Coinbase Custody will make commercially reasonable efforts to permit Client to access and withdraw any Digital Asset received by Client that Coinbase Custody determines not to support, including but not limited to unsupported branches of forked protocols.

14.2

Unless specifically communicated by Coinbase Custody through a written public statement on the Coinbase website, Coinbase Custody does not support airdrops, metacoins, colored coins, side chains, or other derivative, enhanced or forked protocols, tokens or coins, which supplement or interact with a Digital Asset (collectively, “Advanced Protocols”) in connection with the Prime Broker Services. The Prime Broker Services are not configured to detect, process and/or secure Advanced Protocol transactions and neither Client nor Coinbase Custody will be able to retrieve any unsupported Advanced Protocol. Coinbase shall have no liability, obligation or responsibility whatsoever in respect to Advanced Protocols. Notwithstanding the foregoing, Coinbase Custody will make commercially reasonable efforts to permit Client to access and withdraw any Digital Asset received by Client that Coinbase custody determines not to support, including but not limited to unsupported branches of forked protocols.

15.	Set-off

(a) For each Client, upon the occurrence and continuation (unless, with respect to a non-continuing event, Coinbase Custody has already commenced exercising its rights under this Section 15 or has otherwise notified the Client that it will promptly do so) of a default or an event of default under this Coinbase Prime Broker Agreement with Coinbase Custody , after giving effect to any cure period, of an event that constitutes “Cause” (as defined below) (each, a “Setoff Event”), Coinbase Custody may set off and net the amounts due from it (in all cases, excluding Storage Fees) to the applicable Client with respect to such Client’s Prime Broker Client Sub-Account and from the applicable Client with respect to such Client’s Prime Broker Client Sub-Account to it under the Coinbase Prime Broker Agreement, so that a separate payment (the “Net Payments”) shall be immediately due and payable by the applicable Client or Coinbase Custody to the other (subject to the other provisions hereof and of any agreement with Coinbase Custody) with respect to such Client’s Prime Broker Client Sub-Account. Upon the occurrence of a Setoff Event affecting a Client, Coinbase Custody may also liquidate, apply and set off any or all Client Digital Assets in a given Client’s Prime Broker Client Sub-Account against any Net Payment, or any other obligation owed by such Client to Coinbase Custody pursuant to the Coinbase Prime Brokerage Agreement. Notwithstanding anything herein to the contrary, in exercising any rights under this Section 15, Coinbase Custody shall not have the right to exercise setoff rights with respect to any disputed amounts owed under Section 17; and (ii) the Coinbase Custody shall not have the right to exercise rights under this Section 15 to satisfy indemnity obligations, if any, of Client arising from legal fees (clause (i) to (ii), the “Set-off Exceptions”).

(b) Notwithstanding anything to the contrary herein, Coinbase Custody and Client agree that the set-off provisions described in Section 15(a) shall only be applied after Coinbase Custody and Client have attempted to resolve in good faith any outstanding amounts due.

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(c) Other than with respect to the Storage Fees or the Investment Manager’s representations in Section 4, under no circumstances shall the Investment Manager or any incorporator, shareholder, officer, director, member, manager, employee or agent of the Investment Manager be in any way individually or personally liable under this Coinbase Prime Broker Agreement and that Coinbase Custody shall look solely to the assets and property of the Client that are under management by the Investment Manager for performance of the Coinbase Prime Broker Agreement or payment of any claim under the Coinbase Prime Broker Agreement with respect to such Client.

16.	Disclaimer of Warranties

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT AS OTHERWISE PROVIDED HEREIN, THE PRIME BROKER SERVICES AND THE COINBASE WEBSITE ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY IMPLIED WARRANTY OF ANY KIND, AND COINBASE CUSTODY HEREBY SPECIFICALLY DISCLAIM ALL WARRANTIES WITH RESPECT TO THE PRIME BROKER SERVICES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES AND/OR CONDITIONS OF TITLE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND/OR NON-INFRINGEMENT. COINBASE CUSTODY DOES NOT WARRANT THAT THE PRIME BROKER SERVICES, INCLUDING ACCESS TO AND USE OF THE COINBASE WEBSITES, OR ANY OF THE CONTENT CONTAINED THEREIN, WILL BE CONTINUOUS, UNINTERRUPTED, TIMELY, COMPATIBLE WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, SECURE AND FREE FROM NON-MATERIAL ERRORS.

17	Indemnification

17.1

Client shall defend and indemnify and hold harmless Coinbase Custody, its affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all third party Claims and Losses arising out of or relating to Client’s material breach of this Coinbase Prime Broker Agreement, Client’s violation of any law, rule or regulation related to the performance of its obligations under this Prime Broker Agreement, or Client’s gross negligence, fraud or willful misconduct, in each case unless caused primarily by Coinbase Custody’s failure to abide by the relevant standard of care as set forth in Section 18. This obligation will survive any termination of this Coinbase Prime Broker Agreement as it relates to the Claims and Losses arising during the term of the Coinbase Prime Broker Agreement or as it relates to activity during such term (including, for the avoidance of doubt, any Transition Period). Client shall not accept any settlement of any Claims or Losses if such settlement imposes any financial or non-financial liabilities, obligations or restrictions on, or requires an admission of guilt or wrong-doing from, any indemnified party pursuant to this Section 17, without such indemnified party’s prior written consent.

17.2

Coinbase Custody shall defend and indemnify and hold harmless Client, its affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all third party Claims and Losses to the extent arising out of or relating to such Coinbase Custody’s: (i) any breach of such Coinbase Custody’s confidentiality, data protection and/or information security obligations, (ii) violation of any law, rule or regulation with respect to the provision of the Prime Broker Services; (iii) gross negligence, fraud or willful misconduct; or (iv) that Client’s access or use of the Prime Broker Services, in accordance with the terms and conditions of this Coinbase Prime Broker Agreement violates, misappropriates, or infringes upon any third party intellectual and/or industrial property rights, including patent rights, copyrights, moral rights, trademarks, trade names, service marks, trade secrets, rights in inventions (including applications

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for, and registrations, extensions, renewals, and re-issuances of the foregoing), in each case as it relates to the Claims and Losses arising during the term of the Coinbase Prime Broker Agreement or as it relates to activity during such term. This obligation will survive any termination of this Coinbase Prime Broker Agreement. Coinbase Custody shall not accept any settlement of any Claims or Losses if such settlement imposes any financial or non-financial liabilities, obligations or restrictions on, or requires an admission of guilt or wrong-doing from, any indemnified party pursuant to this Section 17, without such indemnified party’s prior written consent.

17.3	For the purposes of this Coinbase Prime Broker Agreement:

(a)

“Claim” means any action, suit, litigation, demand, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental, regulatory or administrative body or any arbitrator or arbitration panel; and

(b)

“Losses” means any liabilities, damages, diminution in value, payments, obligations, losses, interest, costs and expenses, security or other remediation costs (including any regulatory investigation or third party subpoena costs, reasonable attorneys’ fees, court costs, expert witness fees, and other expenses relating to investigating or defending any Claim); fines, taxes, fees, restitution, or penalties imposed by any governmental, regulatory or administrative body, interest on and additions to tax with respect to, or resulting from, Taxes imposed on Client’s assets, cash, other property, or any income or gains derived therefrom; and judgments (at law or in equity) or awards of any nature.

18	Limitation of Liability

18.1

CONSEQUENTIAL DAMAGES. NEITHER PARTY HERETO SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR LOSSES (“CONSEQUENTIAL DAMAGES”), EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

18.2

LIABILITY CAPS. OTHER THAN WITH RESPECT TO CLAIMS AND LOSSES ARISING FROM (I) FRAUD OR WILFULL MISCONDUCT OF COINBASE CUSTODY, (II) THE MUTUALLY CAPPED LIABILITIES (DEFINED BELOW), AND NOTWITHSTANDING ANY OTHER PROVISION HEREIN, IN NO EVENT SHALL COINBASE CUSTODY’S AGGREGATE LIABILITY PER EVENT HEREUNDER EXCEED THE GREATER OF (A) THE GREATER OF (i) $5 MILLION AND (ii) THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO COINBASE CUSTODY IN THE 12-MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY AND (B) THE VALUE OF THE AFFECTED DIGITAL ASSETS GIVING RISE TO SUCH LIABILITY. ADDITIONALLY, SOLELY WITH RESPECT TO CUSTODIAL SERVICES, IN NO EVENT SHALL COINBASE CUSTODY’S AGGREGATE LIABILITY IN RESPECT OF EACH COLD STORAGE ADDRESS EXCEED ONE HUNDRED MILLION US DOLLARS (US$100,000,000).

AS A BEST PRACTICE, COINBASE CUSTODY RECOMMENDS LIMITING THE VALUE OF DIGITAL ASSETS DEPOSITED IN EACH COLD STORAGE ADDRESS TO LESS THAN EIGHTY MILLION US DOLLARS (US$80,000,000). COINBASE CUSTODY WILL USE COMMERCIALLY REASONABLE EFFORTS TO MONITOR THE BALANCE IN CLIENT’S CUSTODY ACCOUNTS AND COLD STORAGE ADDRESSES AND WILL NOTIFY CLIENT WHEN THE AMOUNT OF DIGITAL ASSETS APPROACHES EIGHTY MILLION US DOLLARS (US$80,000,000) FOR A SPECIFIC ADDRESS.

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“MUTUALLY CAPPED LIABILITIES” MEANS (I) CLAIMS AND LOSSES ARISING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, (II) A PARTY’S INDEMNITY OBLIGATIONS SET FORTH IN SECTION 17 HEREOF AND (III) CLAIMS AND LOSSES ARISING FROM THE VIOLATION, MISAPPROPRIATION, OR INFRINGEMENT BY A PARTY OF ANY THIRD PARTY INTELLECTUAL AND/OR INDUSTRIAL PROPERTY RIGHTS, INCLUDING PATENT RIGHTS, COPYRIGHTS, MORAL RIGHTS, TRADEMARKS, TRADE NAMES, SERVICE MARKS, TRADE SECRETS, RIGHTS IN INVENTIONS (INCLUDING APPLICATIONS FOR, AND REGISTRATIONS, EXTENSIONS, RENEWALS, AND RE- ISSUANCES OF THE FOREGOING). OTHER THAN WITH RESPECT TO LIABILITIES ARISING FROM A PARTY’S WILLFUL MISCONDUCT OR FRAUD, AND NOTWITHSTANDING ANY OTHER PROVISION HEREOF, IN NO EVENT WILL ANY PARTY’S LIABILITY FOR A MUTUALLY CAPPED LIABILITY PER EVENT EXCEED THE GREATER OF FIVE MILLION US DOLLARS (US$5,000,000) AND THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO COINBASE IN THE 12- MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY.

18.3

LIABILITY STANDARDS. EXCEPT FOR THE EXCLUDED LIABILITIES (AS DEFINED BELOW) AND SECTION 18.5, IN NO EVENT SHALL COINBASE CUSTODY OR ITS AFFILIATES, RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES HAVE ANY LIABILTY TO CLIENT OR AGENT WHICH DOES NOT ARISE FROM ITS NEGLIGENCE, FRAUD, MATERIAL VIOLATION OF APPLICABLE LAW OR WILLFUL MISCONDUCT. COINBASE CUSTODY WILL BE LIABLE TO CLIENT WITH RESPECT TO ANY EXCLUDED LIABILITIES, SUBJECT TO ANY APPLICABLE CONTRACTUAL DEFENSES TO SUCH LIABILITY, INCLUDING BUT NOT LIMITED TO SECTION 25 (FORCE MAJEURE).

“EXCLUDED LIABILITIES” MEANS ANY LIABILITY DIRECTLY RESULTING FROM (A) A BREACH BY COINBASE CUSTODYOF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS COINBASE PRIME BROKER AGREEMENT OR (B) VIOLATION, MISAPPROPRIATION, OR INFRINGEMENT BY COINBASE CUSTODY OF ANY THIRD PARTY INTELLECTUAL AND/OR INDUSTRIAL PROPERTY RIGHTS, INCLUDING PATENT RIGHTS, COPYRIGHTS, MORAL RIGHTS, TRADEMARKS, TRADE NAMES, SERVICE MARKS, TRADE SECRETS, RIGHTS IN INVENTIONS (INCLUDING APPLICATIONS FOR, AND REGISTRATIONS, EXTENSIONS, RENEWALS, AND RE-ISSUANCES OF THE FOREGOING,

18.4

SPECIFIC PERFORMANCE. TO THE EXTENT COINBASE CUSTODYIS LIABLE FOR ANY CLAIMS OR LOSSES CLIENT INCURS IN CONNECTION WITH THE CUSTODIAL SERVICES, CLIENT AND COINBASE CUSTODYAGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT ANY PROVISION OF THIS COINBASE PRIME BROKER AGREEMENT WAS NOT PERFORMED IN ACCORDANCE WITH THE TERMS HEREOF AND THAT CLIENT SHALL BE ENTITLED TO SPECIFIC PERFORMANCE, IN ADDITION TO ANY OTHER REMEDY AT LAW OR IN EQUITY.

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“SPECIFIC PERFORMANCE” IS DEFINED AS THE OBLIGATION, IMMEDIATELY UPON NOTICE WITH RESPECT TO A SPECIFIC PERFORMANCE EVENT TO DELIVER SUCH DIGITAL ASSETS IN THE QUANTITY AFFECTED BY SUCH FAILURE IN ACCORDANCE WITH SECTION 18.7 BELOW.

“SPECIFIC PERFORMANCE EVENT” MEANS A LOSS OF SUPPORTED DIGITAL ASSETS (AS DEFINED IN SCHEDULE 1) FROM THE VAULT BALANCE FOR WHICH COINBASE CUSTODY IS LIABLE.

18.5

LIABILITY STANDARDS FOR THE SLA. (A) WITH RESPECT TO COINBASE CUSTODY, EXCEPT WITH RESPECT TO THE PROVISIONS OF THE SLA EXPLICITLY IDENTIFIED THEREIN AS EXCLUDED FROM CLAUSE (A) OF THIS PROVISION, COINBASE CUSTODY, ITS AFFILIATES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES SHALL NOT BE LIABLE TO CLIENT OR INVESTMENT MANAGER FOR ANY LOSSES TO THE EXTENT ARISING FROM A BREACH OF THE PROVISION OF THE SLA THAT DOES NOT CONSTITUTE A VIOLATION OF ANY OTHER PROVISION HEREIN UNLESS SUCH BREACH (I) RESULTS FROM THE FAILURE OF SUCH COINBASE ACTOR(S) TO USE REASONABLE CARE IN PERFORMING SUCH OBLIGATIONS AND (II) SUCH BREACH OF THE OBLIGATION IS REPEATED AND MATERIAL. THE FAILURE BY CLIENT OR INVESTMENT MANAGER TO PERFORM ANY INVESTMENT MANAGER RESPONSIBILITY SET FORTH IN THE SLA, SHALL NOT CONSTITUTE A CAUSE EVENT HEREUNDER UNLESS SUCH FAILURE ALSO INEPENDENTLY CONSTITUTES A VIOLATION OR BREACH OF ANOTHER PROVISION IN THIS COINBASE PRIME BROKER AGREEMENT NOT SET FORTH IN THE SLA.

18.6

NO LIMITATION FOR FRAUD OR WILFUL MISCONDUCT. FOR THE AVOIDANCE OF DOUBT, AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING IN THIS PRIME BROKER AGREEMENT OR ANY OF ITS EXHIBITS, ADDENDUMS, APPENDICES OR ANNEXES SHALL HAVE THE EFFECT OF LIMITING THE LIABLITY OF ANY PARTY HERETO FOR LOSSES ARISING FROM ITS FRAUD OR WILFUL MISCONDUCT.

18.7

Upon the occurrence of a Specific Performance Event, the relevant party will immediately, but no later than within two (2) Business Days of discovery of such Specific Performance Event, notify the other in writing of the Specific Performance. At Client’s option, Coinbase Custody shall cure such Specific Performance Event with either (i) cash (“Cash Cure”) or (ii) digital asset replacement (“Digital Asset Replacement Cure” and, collectively with Cash Cure, the “CB Return Cure”), in each instance in accordance with the terms set forth below. Client shall notify Coinbase Custody in writing of its CB Return Cure election (the “Client Election”), which Client Election notice shall specify the account(s) designated by Client for the applicable deposit.

(i)

If the Client Election is a Cash Cure, then Coinbase Custody shall cure the Specific Performance Event with a cash payment in US Dollars within two (2) business days of such Client Election. Upon Client’s receipt of cash from Coinbase Custody in an amount equal to the value of the lost Supported Digital Asset based on the Benchmark Valuation (as defined below) as of the date and time of the Specific Performance Event, then Coinbase’s liability under such Specific Performance Event will be deemed cured; or

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(ii)

If the Client Election is a Digital Asset Replacement Cure, then Coinbase Custody shall cure the Specific Performance Event by returning to Client a quantity equal to the quantity of any such lost Supported Digital Assets as soon as reasonably practicable but no later than fifteen (15) calendar days of such Client Election. If due to a technology or security issue where, in the commercially reasonable opinion of Coinbase Custody, returning the relevant Digital Assets would result in material risk to Client or Coinbase Custody or may result in the relevant Digital Assets being lost or otherwise not successfully returned and upon Client’s Election of such CB Return Cure, Coinbase promptly notifies Client of Coinbase Custody’s suspected concern, Client may either (a) agree that such transfer should not be made and a CB Return Cure shall not occur in connection with such Specific Performance Event while the relevant security or technology event is occurring and continuing and as such Coinbase Custody will not be in violation of the relevant CB Return Cure period, or (b) request that Coinbase Custody still sell, withdraw, or transfer the Digital Assets, but Coinbase will have no liability with respect to any such sell, withdrawal, or transfer request if Client does not receive the withdrawn or transferred Digital Assets or the proceeds of any such sale due to such technology or security issue, or (c) request a change to a Cash Cure, as described in Section 18.7(i).

For the avoidance of doubt, any written notices required in connection with a Specific Performance Event shall be delivered in accordance with the notice requirements set forth under Section 30.

“Benchmark Valuation” means the value of Supported Digital Assets will be determined by relevant reference rate of such Supported Digital Asset published by CME Group or such other reference rate mutually agreed to by the parties at 4 pm Eastern Time on the day of the Specific Performance Event.

17.	Privacy

Coinbase Custody shall use and disclose the Investment Manager’s and its Authorized Representatives’ non-public personal information in accordance with the Coinbase Privacy Policy, as set forth at https://www.coinbase.com/legal/privacy or a successor website, and as amended and updated from time to time which policy shall be in compliance with applicable laws and regulations.

Coinbase Custody represents and warrants that the Coinbase Privacy Policy and any related policies and procedures are consistent with and in accordance with all applicable laws and regulations, including any applicable data protection laws.

19.	Pre-Dispute Resolution and Agreement to Arbitration

19.1

The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Coinbase Prime Broker Agreement promptly by negotiation. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall provide a written response. Within thirty (30) days after delivery of the initial notice of dispute, a representative of both Parties shall meet at a mutually agreeable time and place or via videoconference. Unless otherwise agreed in writing by the Parties, the negotiation shall end at the close of the meeting described above (“Meeting”). All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiation by any of the Parties, their agents, employees, experts, and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

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19.2

At no time prior to the termination of the negotiation described in Paragraph 22.1 above shall either Party initiate any arbitration or litigation related to this Coinbase Prime Broker Agreement except to pursue preliminary injunctive relief in court that is authorized by law or by agreement of the Parties and cannot wait for the termination of the negotiation described in Paragraph 22.1 above. However, this limitation is inapplicable to a Party if the other Party refuses to comply with the requirements of Paragraph 22.1 above.

19.3

If the Parties are unable to resolve any dispute arising out of or relating to this Coinbase Prime Broker Agreement in accordance with the procedures set forth above, such dispute shall be referred to and finally resolved by confidential binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“Comprehensive Rules”) (available at https://www.jamsadr.com/rules-comprehensive-arbitration/). The Parties also agree to arbitrate any dispute with respect to JAMS’ jurisdiction, including any dispute with respect to the existence, scope, or validity of this arbitration provision or to the arbitrability of any dispute, or any particular claim, counterclaim, or request for relief.

19.4

The arbitration shall be held in New York, New York, or another mutually agreeable location. Unless the Parties agree to conduct the arbitration before a single arbitrator, the arbitration shall be conducted before a panel of three arbitrators. If the parties agree to use a single arbitrator, the arbitrator will be selected in accordance with the Comprehensive Rules. If the arbitration is conducted before a panel of three arbitrators, the Parties shall each select one arbitrator from the applicable JAMS roster, and the two party-selected arbitrators will select the third arbitrator to serve as the Chairperson, who must be a licensed attorney or retired judge. If the third arbitrator cannot reasonably be selected within 30 days, the arbitrator will be selected in accordance with the Comprehensive Rules. In compiling the roster of potential arbitrators, JAMS shall undertake reasonable efforts to include arbitrators who are familiar with digital assets, including cryptocurrencies. For purposes of this arbitration provision, the term “Arbitrator” means the individual arbitrator or panel of three arbitrators selected through the process described above.

19.5	The Arbitrator will issue a confidential award, accompanied by a reasoned opinion, which will be final and binding in accordance with the Comprehensive Rules.

19.6

Neither this Coinbase Prime Broker Agreement nor this arbitration provision shall preclude the Parties from pursuing injunctive relief in a court of competent jurisdiction. Seeking any such injunctive relief shall not be deemed to be a waiver of such Party’s right to initiate or compel arbitration pursuant to this arbitration provision. If either Party pursues injunctive relief or judicial relief with respect to any arbitration award, the court proceeding must be brought in a federal or state court located in New York County, New York. With respect to any court proceeding, the Parties expressly waive their right to a jury trial to the extent permitted by applicable law.

19.7

The Parties agree that the arbitration of any dispute, including any filings or submissions, discovery, testimony, other evidence, and arbitral award will be strictly confidential. This means that JAMS, the Arbitrator, and the Parties will each maintain the confidentiality of the arbitration proceedings, including by filing under seal (or taking all appropriate steps to secure permission to file under seal, where such permission is required by the court and the requirements to file under seal are met) any court filing with respect to any arbitration award. The Arbitrator shall have the authority to make appropriate rulings to safeguard the confidentiality of the arbitration.

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19.8

The Parties agree that the Arbitrator shall limit the scope of discovery to information that is material to their claims or defenses and proportional to the needs of the dispute, considering the amount in controversy and whether the burden or expense of the proposed discovery outweighs its likely benefit. The Parties agree that the scope of discovery allowed in the arbitration shall be narrower than the scope of discovery allowed under the Federal Rules of Civil Procedure. Other than communications between the Parties, discovery of email and other forms of electronically-stored information (ESI) is presumptively disfavored, shall be strictly limited, and shall require a showing that there is no less burdensome method to obtain the information sought. Depositions shall be conducted in accordance with the Comprehensive Rules provided, however, that any deponent must have direct knowledge or information material to the claims or defenses. If the Arbitrator determines there is a necessity for additional depositions beyond one deposition per side, depositions shall be limited to three per side unless the Parties mutually agree otherwise.

19.9

In any arbitration arising out of or related to this Coinbase Prime Broker Agreement, the Arbitrator shall have the discretion to award arbitration costs and fees to the prevailing party. “Arbitration costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, court costs, and witness fees.

19.10

The Parties acknowledge that this Coinbase Prime Broker Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision herein with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Coinbase Prime Broker Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).

20.	Term, Termination and Suspension

This Coinbase Prime Broker Agreement is effective as of the date written below and shall remain in effect until terminated by Coinbase or Client as follows:

(a)

Any of the Investment Manager, Client or Coinbase Custody may terminate this Coinbase Prime Broker Agreement in its entirety for any reason and without Cause by providing at least 60 days’ prior written notice to the other party; provided, however, Client’s termination of this Coinbase Prime Broker Agreement shall not be effective until Client has fully satisfied its obligations hereunder. For the avoidance of doubt, any termination of the Custody Agreement shall be subject to the provisions of Section 2.8 of the Custody Agreement.

(b)

Regardless of any other provision of this Coinbase Prime Broker Agreement, (i) Coinbase Custody may, in their sole discretion, suspend, restrict or terminate the Client’s Prime Broker Services, including by suspending, restricting or closing the Client’s Prime Broker Account, or any credit account (as applicable), for Cause, at any time upon notice to Client and (ii) Client may terminate this Prime Broker Agreement for Cause upon notice to Coinbase.

“Cause” shall mean: (i) A Party materially breaches any provision of this Coinbase Prime Broker Agreement and such Party fails to cure such breach within 5 days of notice of such breach; (ii) A Party takes any action to dissolve or liquidate, in whole or part; (iii) A Party becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to direct control of a trustee, receiver or similar authority; (iv) A Party becomes subject to any bankruptcy or insolvency proceeding under any applicable laws, rules and regulations, such termination being effective immediately upon any declaration of bankruptcy; (v) A Party becomes aware of any material facts or circumstances with respect to the other Party’s financial, legal, regulatory or reputational position which would be objectively

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likely to affect such Party’s ability to comply with its obligations under this Coinbase Prime Broker Agreement; (vi) termination is required pursuant to a facially valid subpoena, court order or binding order of a government authority; (vii) Client’s Prime Broker Account is subject to any pending litigation, investigation or government proceeding and/or Coinbase reasonably perceives a heightened risk of legal regulatory non-compliance associated with Client’s use of Prime Broker Services; or (viii) Coinbase reasonably suspects Client of attempting to circumvent Coinbase’s controls or uses the Prime Broker Services in a manner Coinbase otherwise deems inappropriate or potentially harmful to itself or third parties.

(c)

Client acknowledges that Coinbase Custody’s decision to take certain actions, including suspending, restricting or terminating Client’s Prime Broker Account or Prime Broker Services, may be based on confidential criteria that are essential to Coinbase’s risk management and security practices and agrees that Coinbase Custody is under no obligation to disclose the details of its risk management and security practices to Client.

(d)

Upon the termination of this Coinbase Prime Broker Agreement, Coinbase Custody agree to use commercially reasonable efforts acting in good faith to assist Client with transferring the Digital Assets in the Prime Broker Account to another provider.

21.	Severability

If any provision or condition of this Coinbase Prime Broker Agreement shall be held invalid or unenforceable, the remainder of this Coinbase Prime Broker Agreement shall continue in full force and effect.

22.	Waiver

Any waivers of rights by a Party under this Coinbase Prime Broker Agreement must be in writing and signed by such Party and in the situation of Coinbase, must be in writing and signed by Coinbase Custody. A waiver will apply only to the particular circumstance giving rise to the waiver and will not be considered a continuing waiver in other similar circumstances. A Party’s failure to insist on strict compliance with this Coinbase Prime Broker Agreement or any other course of conduct shall not be considered a waiver of their rights under this Coinbase Prime Broker Agreement.

23.	Survival

All provisions of this Coinbase Prime Broker Agreement which by their nature extend beyond the expiration or termination of this Coinbase Prime Broker Agreement shall survive the termination or expiration of this Coinbase Prime Broker Agreement.

24.	Governing Law

This Coinbase Prime Broker Agreement, Client’s Prime Broker Account, and the Prime Broker Services will be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, except to the extent such state law is preempted by federal law.

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25.	Force Majeure

Neither Party shall be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of the Parties, including any act of God; embargo; natural disaster; act of civil or military authorities; act of terrorists; hacking; government restrictions; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; failure of equipment and/or software; failure of computer or other electronic or mechanical equipment or communication lines; outbreaks of infectious disease or any other public health crises, including quarantine or other employee restrictions; or any other catastrophe or other occurrence which is beyond the reasonable control of the Parties (such events or conditions, “Force Majeure Events”). For the avoidance of doubt, for any of the foregoing to be deemed to be deemed a Force Majeure Event, the event or condition must be beyond the reasonable control of the Party claiming a Force Majeure Event.

26.	Entire Agreement; Headings

This Coinbase Prime Broker Agreement, together with all exhibits, addenda and supplements attached hereto or referenced herein, comprise the entire understanding between Client and Coinbase Custody as to the Prime Broker Services and supersedes all prior discussions, agreements and understandings, including any previous version of this Coinbase Prime Broker Agreement, including all exhibits, addenda, policies, and supplements attached thereto or referenced therein. Section headings in this Coinbase Prime Broker Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Coinbase Prime Broker Agreement.

27.	Amendments

Any modification or addition to this Coinbase Prime Broker Agreement must be in writing and either (a) signed by a duly authorized representative of each party, or (b) accepted and agreed to by Client.

28.	Assignment

Any assignment of Client’s rights and/or licenses granted under this Coinbase Prime Broker Agreement other than to an affiliate of Client (provided such affiliate shall be able to pass Coinbase’s KYC and AML processes) without obtaining the prior written consent of Coinbase shall be null and void. Coinbase reserves the right to assign its rights under this Coinbase Prime Broker Agreement, including to any of its affiliates or subsidiaries, or to any successor in interest of any business associated with the Prime Broker Services, provided that Coinbase shall notify Client within a reasonable amount of time before such assignment and subject to Client’s consent to such assignment, which consent shall not be unreasonably withheld, and provided further that any such assignee has the operational capacity and all necessary legal and/or regulatory approvals, licenses, and permissions to provide the Prime Broker Services to Client, and that the security measures employed by such assignee shall be substantially equivalent to those employed by Coinbase. Subject to the foregoing, this Coinbase Prime Broker Agreement will bind and inure to the benefit of the Parties, their successors and permitted assigns.

29.	Electronic Delivery of Communications

Client agrees and consents to receive electronically all communications, agreements, documents, notices and disclosures (collectively, “Communications”) that Coinbase Custody provides in connection with Client’s Prime Broker Account and Client’s use of Prime Broker Services. Communications include: (a) terms of use and policies Client agrees to, including updates to policies or the Coinbase Prime Broker Agreement, (b) Prime Broker Account details, including transaction receipts, confirmations, records of deposits, withdrawals or transaction information, (c) legal, regulatory and tax disclosures or statements Coinbase Custody may be required to make available to Client and (d) responses to claims or customer support inquiries filed in connection with Client’s Prime Broker Account.

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Coinbase will provide these Communications to Client by posting them on the Prime Broker Site, emailing them to Client at the primary email address on file with Coinbase, and/or through other means of electronic communication agreed to between the parties in writing. The Client agrees that electronically delivered Communications may be accepted and agreed to by Client through the Prime Broker Services interface and email to the primary email address on file with Coinbase. Furthermore, the Parties consent to the use of electronic signatures in connection with Client’s use of the Prime Broker Services.

30.	Notice and Contacts

30.1

All notices required or permitted to be given hereunder shall be in writing delivered to the Party at its address specified below via an overnight mailing company of national reputation. Any Party that changes its notice address must notify the other Party promptly of such change.

If to Coinbase Custody:

Legal Department

Coinbase, Inc.

248 3rd St, #434

Oakland, CA 94607

legal@coinbase.com

If to Client:

Legal Department

Fidelity Digital Asset Management

245 Summer Street, V9C

Boston, MA 02210

fdamoperations@fmr.com and fdamtrading@fmr.com

30.2	In the event of any market operations, connectivity, or erroneous trade issues that require immediate attention including any unauthorized access to Client’s Prime Broker Account, please contact:

To Coinbase: support@coinbase.com.

To Client: fdamoperations@fmr.com

It is solely Client’s responsibility to provide Coinbase with a true, accurate and complete contact information including any e-mail address, and to keep such information up to date. Client understands and agrees that if Coinbase sends Client an electronic Communication but Client does not receive it because Client’s primary email address on file is incorrect, out of date, blocked by Client’s service provider, or Client is otherwise unable to receive electronic Communications, Coinbase will be deemed to have provided the Communication to Client. Client may update Client’s information via Client’s Prime Broker Account and visiting settings or by providing a notice to Coinbase as prescribed above.

30.3	To see more information about our regulators, licenses, and contact information for feedback, questions or complaints, please visit https://www.coinbase.com/legal/licenses.

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31.	Counterparts

This Coinbase Prime Broker Agreement may be executed in one or more counterparts, including by facsimile or email of .pdf signatures or DocuSign (or similar electronic signature software), each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same Coinbase Prime Broker Agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have caused this Coinbase Prime Broker Agreement, including the Custody Agreement, to be duly executed and delivered as of the date below.

COINBASE CUSTODY TRUST COMPANY, LLC

By:
Name:
Title: VP
Date

CLIENT: FD FUNDS MANAGEMENT LLC For itself (where applicable) and as agent and/or investment manager of each entity listed on Schedule 1 hereto By:

By:
Name:
Title: President
Date

Address: 245 Summer St, Boston, MA 02110

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EXHIBIT A

to the Coinbase Prime Broker Agreement

COINBASE CUSTODY CUSTODIAL SERVICES AGREEMENT

This Custody Agreement is entered into between Investment Manager on behalf of the Clients listed on Schedule 1 (the “Clients” and each, a “Client”) and Coinbase Custody and forms a part of the Coinbase Prime Broker Agreement between the Client and Coinbase Custody. Capitalized terms used in this Custody Agreement that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase Prime Broker Agreement. This Custody Agreement forms part of and is incorporated by reference into the Prime Broker Agreement. All rights, duties and obligations, including, without limitation, the representations and warranties of each of the Parties as set forth in the Coinbase Prime Broker Agreement apply hereto.

1.	Custodial Services.

Coinbase Custody shall provide each Client with a segregated custody account which account is controlled and secured by Coinbase Custody (“Custodial Account”) to store certain Digital Assets supported by Coinbase Custody, on the Client’s behalf (“Custodial Services”). Coinbase Custody is a fiduciary under § 100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act of 1940, as amended, that is also permitted to act as a custodian for registered investment companies pursuant to Section 17(f) of the Investment Company Act of 1940, as amended, and is licensed to custody the Clients’ Digital Assets in trust on Client’s behalf. Digital Assets in each Custodial Account shall (i) be segregated from the assets held by Coinbase Custody as principal and the assets of other Clients and other customers of Coinbase Custody, (ii) not be treated as general assets of Coinbase Custody and, except as otherwise provided herein, Coinbase Custody shall have no right, title or interest in such Digital Assets, (iii) constitute custodial assets and the Client’s property. In addition, Coinbase Custody shall maintain adequate capital and reserves to the extent required by applicable law and shall not, directly or indirectly, lend, pledge, hypothecate or re-hypothecate any Digital Assets in a Client’s Custodial Account. Coinbase Custody will, at all times, maintain commercially reasonable procedures and controls consistent with best practices for custodians of digital assets with respect to cybersecurity, data security, and privacy. Coinbase Custody shall immediately notify Client if it no longer qualifies as a qualified custodian for purposes of Rule 206(4)-2(d)(6) or if it no longer satisfies the requirement of Section 17(f) of the Investment Company Act.

2.	Custodial Account.

2.1

In General. The Custodial Services shall permit each Client (i) to hold Vault Balance in a Custodial Account and transfer Digital Assets to and from the Custodial Account, (ii) to deposit supported Digital Assets from a public blockchain address controlled by the Client into its Custodial Account, (iii) withdraw supported Digital Assets from its Custodial Account to a public blockchain address controlled by the Client and (iv) have Coinbase Custody perform certain additional services as may be agreed to between the Client and Coinbase Custody from time to time. Each such deposit or withdrawal shall be referred to as a “Custody Transaction” and shall conform to Instructions provided by Client on behalf of the Client through the Coinbase Prime Broker Site. Each Client shall only withdraw or deposit Digital Assets to public blockchain addresses and accounts owned by such Client or an address for which Client has conducted the necessary Know Your Customer (“KYC”) and anti-money laundering (“AML”) due diligence. Digital Assets shall be held in each Client’s Custodial Accounts in accordance with the terms of this Custody Agreement and shall not be commingled with other Custodial Accounts or with other Coinbase Custody clients’ Digital

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Assets. Coinbase Custody reserves the right to refuse to process or to cancel any pending Custody Transaction to comply with applicable law or in response to a subpoena, court order or other binding government order, or to enforce transaction, threshold and condition limits, or if Coinbase Custody reasonably believes that the Custody Transaction may violate or facilitate the violation of an applicable law, regulation or rule of a governmental authority or self-regulatory organization.

2.2

Digital Asset Deposits and Withdrawals. Coinbase Custody will process supported Digital Asset Custody Transactions according to the Instruction received from Client or Client’s Authorized Representatives without inquiry. Client or Client’s Authorized Representative is solely responsible for confirming the identity of any user, receiver, requestee or other party identified as recipient of such transactions in the Instructions. Client must verify all deposit and withdrawal information prior to submitting Instructions to Coinbase Custody regarding a Custody Transaction. Coinbase Custody shall have no liability, obligation, or responsibility whatsoever for Client Digital Asset transfers sent to or received from a wrong party or sent or received with inaccurate Instructions provided by Client, except to the extent that such transfer is the result of Coinbase Custody’s negligence, fraud or willful misconduct. Coinbase Custody reserves the right to charge network fees (including miner fees) to process a Custody Transaction on Client’s behalf. Coinbase Custody will calculate the network fee, if any, in its reasonable discretion, although Coinbase Custody will always notify Client of the network fee at or before the time Client authorizes the Custody Transaction. Coinbase Custody reserves the right to delay any Custody Transaction if it in good faith perceives a risk of fraud or illegal activity.

2.3

Digital Asset Storage and Transmission Delays. Coinbase Custody requires up to twenty-four (24) hours between any request to withdraw Digital Assets from Client’s Custodial Account and submission of Client’s withdrawal to the applicable Digital Asset network. Since Coinbase Custody securely stores all Digital Asset private keys in offline storage, it may be necessary to retrieve certain information from offline storage in order to facilitate a withdrawal in accordance with Client’s Instructions, which may delay the initiation or crediting of such withdrawal. Client acknowledges and agrees that a Custody Transaction may be delayed, and that Digital Assets shall not be deposited or withdrawn upon less than twenty-four (24) hours’ notice initiated from Client’s Custodial Account. The time of such request shall be the time such notice is transmitted from Client’s Custodial Account. Coinbase Custody makes no representations or warranties with respect to the availability and/or accessibility of (1) the Digital Assets, (2) a Custody Transaction, (3) the Custodial Account, or (4) the Custodial Services. While Coinbase Custody will make reasonable efforts to process Client initiated deposits in a timely manner, Coinbase Custody makes no representations or warranties regarding the amount of time needed to complete processing as such processing is dependent upon many factors outside of Coinbase Custody’s reasonable control. Coinbase Custody will endeavor to process Client initiated withdrawals in a timely manner and will as soon as practicable notify Client of any anticipated delays in processing a withdrawal.

2.4

Supported Digital Assets. The Custodial Services are available only in connection with those Digital Assets that Coinbase Custody, in its sole discretion, decides to support, which may change from time to time. Coinbase Custody shall provide Client with one hundred and eighty (180) days’ written notice before ceasing to support a Digital Asset, unless Coinbase Custody is required to cease such support by court order, statute, law, rule (including a self-regulatory organization rule), regulation, code, or other similar requirement, in which case written notice shall be provided promptly upon Coinbase Custody determining it will not be able to support such Digital Asset. Prior to initiating a deposit of Digital Asset to Coinbase Custody, Client must confirm that Coinbase Custody offers Custodial Services for that specific Digital Asset. By initiating a deposit of any Digital Asset to a Custodial Account, Client attests that Client has confirmed that the Digital Asset

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being transferred is a supported Digital Asset offered by Coinbase Custody. Under no circumstances should Client attempt to use the Custodial Services to deposit or store Digital Assets in any forms that are not supported by Coinbase Custody. Depositing or attempting to deposit Digital Assets that are not supported by Coinbase Custody may result in such Digital Asset being irretrievable by Client and Coinbase Custody. Client shall be fully responsible and liable, and except as otherwise agreed herein, Coinbase Custody shall have no liability, obligation, or responsibility whatsoever, regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for Digital Assets that Coinbase Custody does not support. Digital Assets supported by Coinbase Custody shall be listed on the Coinbase Prime Broker Site. Coinbase Custody recommends that Client deposit a small amount of supported Digital Asset as a test prior to initiating a deposit of a significant amount of supported Digital Asset.

2.5

Use of the Custodial Services. Client acknowledges and agrees that Coinbase Custody may monitor use of the Custodial Account and the Custodial Services and the resulting non-personal information may be utilized, reviewed, retained and or disclosed by Coinbase Custody for its internal risk management purposes, or on an aggregated anonymized basis for other internal purposes, or in accordance with the rules of any applicable legal, regulatory or self-regulatory organization or as otherwise may be required to comply with relevant law, sanctions programs, legal processes or valid government requests. Coinbase Custody shall inform Client of any request to access such data from anyone other than Coinbase Custody or one of its affiliates authorized to access such data, unless prohibited by law.

2.6

Independent Verification. If any Client of Investment Manager is subject to Rule 206(4)-2 under the Investment Advisers Act of 1940 or Section 17(f) of the Investment Company Act of 1940, Coinbase Custody shall, upon written request, provide Client’s authorized independent public accountant confirmation of or access to information sufficient to confirm (i) Client’s Digital Assets in the Custodial Account of that Client as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4), (ii) Client’s Digital Assets in the Custodial Account of that Client are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients; and/or (iii) that the Client’s Digital Assets in the Custodial Account of that Client are held in accordance with Section 17(f) of the Investment Company Act.

2.7

Third Party Payments. The Custodial Services are not intended to facilitate third party payments of any kind. As such, Coinbase Custody has no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that Client may purchase or sell to or from a third party (including other users of Custodial Services) involving Digital Assets that Client intends to store, or have stored, in any Custodial Account.

2.8

Termination, and Cancellation. If Coinbase Custody closes any Custodial Account or terminates Client’s use of the Custodial Services in accordance with the Coinbase Prime Broker Agreement Client will be permitted to withdraw Digital Assets associated with affected Custodial Accounts to the extent not prohibited (i) under applicable law, including applicable sanctions programs, or (ii) by a facially valid subpoena, court order, or binding order of a government authority, and Coinbase Custody will continue to provide the custodial services set forth in this Exhibit A with respect to such assets until the sooner of (1) the appointment of a successor custodian, (2) the transfer of all Digital Assets from any affected Custodial Accounts by Client (3) 180 days after the closure of a Custodial Account, termination of the Custodial Services as the case may be.

2.9

Standard of Care. Coinbase Custody will, at all times, maintain commercially reasonable procedures and controls that meet or exceed industry standards for reasonable situated institutional custodians of digital assets with respect to cybersecurity, data security, and privacy. The foregoing shall not limit any obligations of Coinbase Custody pursuant to Section 18 or any other provision of the Coinbase Prime Broker Agreement.

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3.	Coinbase Custody Obligations

3.1

Bookkeeping. Coinbase Custody shall keep timely and accurate records as to the deposit, disbursement, investment and reinvestment of the Digital Assets, as required by applicable law and in accordance with Coinbase Custody’s internal document retention policies. Coinbase Custody will use commercially reasonable efforts to produce such information in in a mutually-agreed form to assist Client in complying with the laws applicable to Client. All books and records maintained by Coinbase Custody pursuant to this Agreement shall at all times be the property of each applicable Client and shall be available during normal business hours for inspection and use by such Client and its agents, including, without limitation, its independent certified public accountants. Coinbase Custody shall have access to the information contained in such books and records for its own regulatory, compliance and risk retention purposes, but shall not use such data for its own commercial purposes (except to the extent such data is in aggregated and anonymized form).

3.2

Insurance. Coinbase Custody shall obtain and maintain, at its sole expense, insurance coverage in such types and amounts as shall be commercially reasonable for the Custodial Services provided hereunder.

4.	Additional Matters

In addition to any additional service providers that may be described in an addendum or attachment hereto, Client acknowledges and agrees that the Custodial Services may be provided from time to time by, through or with the assistance of affiliates of, or vendors to, Coinbase Custody; provided however, that unless otherwise agreed in writing by Client, the Custodial Accounts and all Supported Digital Assets held in the Custodial Account shall be held by Coinbase Custody. and Coinbase Custody shall remain subject to all obligations and liabilities set forth herein notwithstanding such delegation. Client shall receive notice of any material change in the entities that provide the Custodial Services.

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APPENDIX A: FEE SCHEDULE

[Redacted]

Fidelity Confidential Information	30

Schedule 1 to the Coinbase Prime Broker Agreement

[Redacted]

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Schedule 2

Staking Terms

[Redacted]

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ANNEX A

[Redacted]

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ANNEX B

SLASHING COVERAGE

[Redacted]

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Schedule 3

Security Requirements

[Redacted]

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SCHEDULE 4

[Redacted]

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